Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2008 Third Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--October 29, 2008--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the nine months and third quarter ended September 30, 2008. Net income was $3.9 million or $0.60 per basic share and $1.4 million or $0.21 per basic share, for the nine months and third quarter ended September 30, 2008, compared to $4.3 million or $0.70 and $1.8 million or $0.29 per basic share, for the nine months and third quarter ended September 30, 2007. Declining net interest margin, expansion costs related to our new offices, and higher levels of nonperforming assets contributed to the decline in net earnings during the third quarter of 2008. Our net interest margin tightened 34 basis points from 3.89% for the third quarter of 2007 to 3.55% for the third quarter of 2008, due to the rapid drop in Fed Funds rates during 2008 and higher funding costs related to the credit crises in the financial sector. During 2008 we opened two full service branches, one in Dunn, NC and one in Garner, NC. Our acquisition of LongLeaf Community Bank earlier this year added two locations, one in Rockingham, NC and one in Southern Pines, NC, and over $60 million of assets. Our operating expenses included these four offices which were not part of our company in 2007. Increased nonperforming assets decreased our interest income and operating efficiency during the quarter. Our overall asset quality remained strong during the third quarter; however, we faced and continue to deal with pockets of weakness in our loans caused by deteriorating economic conditions.

For the three months and nine months ended September 30, 2008, return on average equity was 7.67% and 8.11%, respectively, compared to 13.82% and 11.17%, respectively, for the same periods in 2007. For the three months and nine months ended September 30, 2008, return on average assets was 0.66% and 0.65%, respectively, compared to 1.09% and 0.89%, respectively, for the same periods in 2007. We increased the level of dividends paid to our shareholders from the $0.073 per share that was paid in the third quarter of 2007 to $0.08 per share paid in the third quarter of fiscal year 2008, an increase of 10%. All per share figures are adjusted for the effect of the 10% stock dividend that was paid on November 9, 2007, to shareholders of record as of October 30, 2007.

Net interest margin year-to-date annualized as of September 30, 2008 of 3.47% fell 39 basis points compared to 3.86% as of September 30, 2007. Growth in average earning assets of 21.5% over the past year produced a 5.0% increase in total interest income for the nine months ended September 30, 2008 as compared to the same periods of 2007. Year to date yields on earning assets fell 105 basis points from 7.69% as of September 30, 2007 to 6.64% as of September 30, 2008. The cost of funding our assets decreased 90 basis points as our year-to-date annualized cost of paying liabilities went from 4.57% as of September 30, 2007 to 3.67% as of September 30, 2008. Interest expense increased 0.4% for the nine months ended September 30, 2008 as compared to the same period of 2007. Net interest income after the provision for loan losses for the third quarter and nine months ended September 30, 2008 increased 8.7% and 5.1%, respectively, compared to the same period of 2007. Salaries and benefits expenses for the nine months ended September 30, 2008 were 19.7% higher than for the same period of 2007 due to our expansion and normal increases in wages and benefits costs. Other operating expenses increased 26.5% for nine months ended September 30, 2008 as compared to the same period of 2007, primarily due to our expansion.

Our balance sheet growth continued in the third quarter of 2008. Total assets of $883.5 million at September 30, 2008 increased 29.3% and 24.7%, respectively, compared to $683.1 million at September 30, 2007 and $708.3 at December 31, 2007. Net loans of $652.7 million at September 30, 2008 increased 30.3% and 21.2%, respectively, compared to $500.8 million at September 30, 2007 and $538.6 at December 31, 2007. Nonperforming assets increased $12 million from September 30, 2007 to September 30, 2008 with $10.6 million of the increase caused by loans placed in nonaccrual status. These loans are collateralized and reserves have been established to absorb potential losses. Total deposits of $683.6 million at September 30, 2008 increased 32.9% and 27.1%, respectively, from $514.3 million at September 30, 2007 and $537.8 million at December 31, 2007. Shareholders' equity was $65.4 million at September 30, 2008, an increase of 21.4% and 19.7%, respectively, over $53.8 million at September 30, 2007 and $54.6 million at December 31, 2007. Book value per share at September 30, 2008 was $9.49 as compared to $8.70 at September 30, 2007 and $8.86 at December 31, 2007. Shareholders' equity as a percentage of total assets was 7.40% at September 30, 2008 as compared to 7.88% at September 30, 2007 and 7.71% at December 31, 2007.

With $883.5 million in total assets as of September 30, 2008, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer